Exhibit (d)(5)

June 6, 2016

Christophe Lavigne

13785 Research Boulevard, Suite 200

Austin, TX 78750

Re: EMPLOYMENT TERMS

Dear Christophe:

Zimmer Biomet Holdings, Inc., a corporation organized under the laws of Delaware (the “Company”) is pleased to offer you employment as Vice President of Spine Strategy, on the terms and conditions set forth in this letter agreement (this “Agreement”), which will become effective as of the date of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated June 6, 2016, (the “Merger Agreement”) by and among the Company, LH Merger Sub, Inc. , a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LDR Holding Corporation, a Delaware corporation (“LDR”)(the “Effective Date”). Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into LDR (the “Merger”). This Agreement amends and restates in its entirety any prior agreement you have with the LDR or its affiliates with respect to your employment, including, but not limited to, that certain employment letter, dated as of June 20, 2013, between you and LDR (the “Prior Employment Letter”).

1. TERM. The parties intend that you will be employed by the Company for twelve (12) months following the Effective Date (the “Employment Term”) and that, upon expiration of the Employment Term, you will be engaged as a consultant for an additional twelve (12) months following the expiration of the Employment Term upon such terms and conditions set forth in this Agreement (the “Consulting Term”). At any time during the Employment Term, the Company shall have the right to terminate your employment and the Employment Term by re-characterizing your employment relationship with the Company to an exclusive independent contractor/consulting relationship (the “Consultancy Conversion”), provided that in the event of an Consultancy Conversion during the Employment Term, the Consulting Term will be increased so that the sum of the Employment Term and Consulting Term will equal twenty-four (24) months. Notwithstanding the foregoing, this Agreement is an “at will” contract, and as a result, you or the Company have the right to terminate your employment or consultancy relationship with the Company at any time and for any reason without any repercussions except for the obligations that are expressly intended to continue pursuant to this Agreement; provided however each party agrees to provide the other party (30) days prior written notice of any termination.

2. POSITION, DUTIES AND RESPONSIBILITIES. During the Employment Term, the Company will employ you, and you agree to be employed by the Company, as Vice President of Spine Strategy. In the capacity of Vice President of Spine Strategy, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company, consistent with your position. You will work full-time at our principal offices located at 13785 Research Blvd., Austin, TX 78750, except for limited and reasonable travel to other locations as may be necessary to fulfill your responsibilities.

3. BASE COMPENSATION. During the Employment Term, the Company will pay you a base salary of $540,750 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to annual merit increases tied to performance, beginning in April 2017, pursuant to the Company’s policies as in effect from time to time. During the Consulting Term, you will be entitled to full day consulting rate of $2,810 per day, pro-rated to a full day or half day under this Agreement and you be entitled to reimbursement of all reasonable business and travel expenses.

4. ANNUAL BONUS. You will be eligible for an annual bonus (the “Annual Bonus”) with a target of 90% of your then-current base salary under the Company’s Executive Performance Incentive Plan. The actual Annual Bonus paid may be more or less than this target amount, depending on actual year-end results for the performance measures established by the Company. With respect to such Annual Bonus opportunity, 80% of such Annual Bonus opportunity will be attributable to financial metrics established by the Company for senior executives and 20% of such annual bonus opportunity will be attributable to assigned individual objectives. Annual bonuses will be paid at the same time as annual bonuses paid to other similarly-situated executives of the Company, provided that you will have to be employed by the Company on the date of payment to be eligible to receive payment. Notwithstanding the foregoing, in the event of a Consultancy Conversion, you will be entitled to payment of your Annual Bonus for the calendar year of the Consultancy Conversion payable at target level with no pro ration within thirty (30) days of such Consultancy Conversion. For the avoidance of doubt, you will not be eligible for any Annual Bonus in respect of your Consulting Term (other than in the event of a Consultancy Conversion as set forth in the prior sentence).

5. TRANSACTION BONUS. You will be paid a transaction bonus equal to $2,583,509.00 (the “Transaction Bonus”) in the form of a lump sum payment on the business day that immediately follows the Release Deadline (as defined below), and you agree to waive “good reason” under your Prior Employment Letter. The Transaction Bonus is conditional on you (i) signing and returning to the Company a non-revocable general release of claims, the form of which is attached hereto as Exhibit A (the “Release”); provided that such Release is executed by you within 21 days from the Effective Date and such execution is not revoked within the seven (7) day period that immediately follows such execution (the expiration of such seventh (7th) day being the “Release Deadline”). If you do not timely execute the Release, or if you timely revoke your signature to the Release, then you will forfeit any rights to the Transaction Bonus under this Section 5. Notwithstanding any provision of this Agreement to the contrary, and for purposes of clarity and avoidance of doubt, the only condition/scenario to which the Transaction Bonus is subject to a contingency, is if you do not timely execute the Release or if you timely revoke your signature to the Release. In other words, the Transaction Bonus shall contain no other contingencies and shall be subject to no repayment obligations.

6. SIGN-ON EQUITY AWARD. You will be eligible to receive an equity award (the “Sign-On Equity Grant”) under the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan, as amended May 7, 2013 (the “Stock Incentive Plan”) with an approximate value on the date of grant equal to $1,200,000. The Sign-On Equity Grant shall consist of a grant of stock options under the Stock Incentive Plan with a black-scholes value on the date of grant equal to approximately $600,000 (as determined by the Company). The shall also consist of a grant of restricted stock units under the Stock Incentive Plan with respect to a number of shares of the Company’s common stock as determined by dividing $600,000 by the “fair market value” (as defined under the Stock Incentive Plan) of a share of the Company common stock on the date of grant. The Sign-On Equity Grant will cliff vest on the first anniversary of the Effective Date (the “Vesting Date”) provided that you are employed by the Company or one of its subsidiaries on such date and such grant will otherwise have terms comparable to equity awards granted to other similarly-situated executives of the Company. For avoidance of doubt, in the event that you are not employed by the Company on the Vesting Date for any reason, including without limitation, a Consultancy Conversion, the Sign-On Equity Grant shall be forfeited.

7. BENEFITS AND VACATION. During the Employment Term, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof. During the Employment Term, you will also be eligible for standard benefits, such as medical, vision and dental insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies. During the Employment Term,

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you shall also be entitled to receive an automobile benefit, similar to that which you have received in the past. The benefits described in this Section 7 will be subject to change from time to time as deemed appropriate and necessary by the Company. During the Consulting Period, you will not be entitled to any benefits under the Company’s benefit plans as an active employee.

8. SEVERANCE BENEFITS.

(a) By entering into this Agreement, other than accrued amounts payable to you through the date of your termination of employment or otherwise set forth in this Agreement (e.g., the Transaction Bonus), you acknowledge that you shall not be entitled to any severance payments under this Agreement or the Prior Employment Letter upon a termination of your employment or termination of your service as a consultant for any reason.

(b) In consideration of the rights and benefits provided under this Agreement, you also agree to signing and returning to the Company a non-revocable general release of claims providing for a second release of all claims relating to your employment and/or this Agreement against the Company or its successor, its subsidiaries and parent company and their respective directors, officers and stockholders, attached hereto as Exhibit B.

9. CODE SECTION 280G.

(a) In the event it shall be determined that any payment or distribution to you or for your benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit received by you if no such reduction was made. For purposes of this Section 9(a), “net after-tax benefit” shall mean (i) the Payments which you receive or are then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments.

(b) All determinations required to be made under this Section 9 shall be made by such nationally recognized accounting firm as may be selected by the Audit Committee of the Board as constituted immediately prior to the above change in control (the “Accounting Firm”), provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to you and the Company within 15 business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided that you reasonably believe that any of the Payments may be subject to the Excise Tax) or the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

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10. CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, NON-COMPETE, AND NON-SOLICITATION AGREEMENT. As a condition of your employment with the Company, you agree to execute, be bound by, and abide by the Company’s standard Confidential Information, Invention Assignment, Non-Compete, and Non-Solicitation Agreement (the “Standard Agreement”), a copy of which is attached hereto as Exhibit C. To the extent of any conflict between the provisions of this Agreement and the provisions of the Standard Agreement, the provisions of this Agreement shall govern. For the avoidance of doubt, during the Employment Term, the Consulting Term and for a 12 month period after the later of the two to expire, you will be subject to the provisions set forth in the Standard Agreement, including the restrictive covenant provisions contained therein.

11. CONSULTING TERM. During the Consulting Term, (i) you acknowledge that you shall not be an employee of the Company or any of its subsidiaries and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its subsidiaries, (ii) you shall have no authority to act as an agent of the Company or any of its subsidiaries, except on authority specifically so delegated (or in his capacity as a member of the Board so long as you are acting within such capacity), and you shall not represent to the contrary to any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever, (iii) you shall only consult, render advice and perform such tasks as you determine necessary to achieve the results specified by the Company, (iv) you shall not direct the work of any employee of the Company or any of its subsidiaries, or make any management decisions, or undertake to commit the Company or any of its subsidiaries to any course of action in relation to third persons. Although the Company may specify the results to be achieved by you with respect to the consulting services hereunder, the Company or its subsidiaries shall not control or direct you as to the details or means by which such results are accomplished.

12. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company policies, procedures, rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated, including, without limitation, the Company’s Code of Conduct. As a consultant of the Company, you agree to abide by Company policies, procedures, rules and regulations applicable to consultants, including, without limitation, the Company’s Code of Conduct.

13. WITHHOLDING. During the Employment Term, the Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. During the Consulting Term, you shall be responsible for paying all of your own taxes and benefits.

14.	ARBITRATION AND EQUITABLE RELIEF.

(a) Except as provided in subsection (b) below, you agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Austin, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and you shall each pay one-half of the costs and expenses of such arbitration, and the Company and you shall each separately pay counsel fees and expenses.

(b) You agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach or attempted breach of the covenants set forth in the Standard Agreement. Accordingly, you agree that if you breach any of such provisions, the Company will have available, in addition to any other right or remedy available, the right, to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. You further agree

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that no proof of damages and no bond or other security shall be required in obtaining such equitable relief, and you hereby consent to the issuance of such injunction and to the ordering of specific performance. You agree that any violation or breach of this Agreement by the Company shall not constitute a defense to the remedies provided in this Section 14(b). You and the Company each agree that the “prevailing party” (as determined in the sole and reasonable discretion of the arbitrator) shall be entitled to the payment of all legal fees and expenses from the other party arising out of such action.

15. GOVERNING LAW; VENUE; CONSENT TO PERSONAL JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAW PRINCIPLES, AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN TRAVIS COUNTY, TEXAS. TO THE EXTENT NECESSARY OUTSIDE OF THE REQUIREMENTS SET FOR ABOVE RELATED TO ARBITRATION, YOU HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TRAVIS COUNTY, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST YOU, OR BY YOU, EITHER BY OR AGAINST THE COMPANY, WHETHER IN LAW OR IN EQUITY, ARISING FROM OR RELATING TO THIS AGREEMENT. I AGREE THAT THIS AGREEMENT IS PERFORMABLE IN TRAVIS COUNTY, TEXAS.

16. ENTIRE AGREEMENT. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by the Company or any of its subsidiaries, affiliates, successors, or assigns (including, without limitation, the Prior Employment Letter). In the event that the transactions contemplated by the Merger Agreement are not consummated, this Agreement shall be of no force or effect and the Prior Employment Letter shall remain in place.

17. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

18. ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

19. SECTION 409A OF THE CODE. To the extent that any payments or benefits under this Agreement are deemed to be subject to Section 409A of the Code, this Agreement will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder in order to (a) preserve the intended tax treatment of the benefits provided with respect to such payments and (b) comply with the requirements of Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Any provision of this Agreement to the contrary notwithstanding, if at the time of your separation from service, the Company is publicly traded and determines that you are a “specified employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of such separation

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from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of your death (the “Delay Period”). Within five days of the end of the Delay Period, all payments and benefits delayed pursuant to this Section 18 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to you in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. However, for avoidance of doubt, the Company acknowledges that the Transaction Bonus shall not be treated as being subject to Section 409A and therefore shall not be subject to the Delay Period.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of the your taxable year following the taxable year in which the expense was incurred.

Nothing in this Agreement shall be construed as a guarantee by the Company of any particular tax effect. The Company shall not be liable to you for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

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Sincerely, Zimmer Biomet Holdings, Inc., a Delaware corporation

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President, General Counsel and Secretary

Accepted and Agreed, this 6th day of June, 2016.

/s/ Christophe Lavigne
Christophe Lavigne

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EXHIBIT A

GENERAL RELEASE

Reference is hereby made to the employment agreement, dated as of June 6, 2016, between Zimmer Biomet Holdings, Inc. (the “Company”) and Christophe Lavigne (“you” or “your”) (the “Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to the Agreement, in consideration of the right to receive the rights and benefits under the Agreement, including without limitation the Transaction Bonus (but not including the accrued amounts payable to you through the date of your termination of employment), in accordance with the terms of the Agreement, you must sign, return and not revoke this general release of claims (this “General Release”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, you and the Company hereby agree as follows:

1. Consideration. Subject to you signing and returning this General Release and this General Release becoming effective and irrevocable within the time periods set forth below, you will have the right to receive the Transaction Bonus set forth in Section 5 of the Agreement. You agree that the Transaction Bonus is being provided to you in full satisfaction of all amounts and benefits to which you may be eligible arising out of or related to your employment (other than the accrued amounts payable to you through the date of your termination of engagement with the Company).

2. General Release. Notwithstanding the below, this release shall not apply to, and the terms “Claims” shall not include, any rights you have under the Agreement.

(a) In consideration for the right to receive the Transaction Bonus in accordance with the terms of the Agreement and the mutual promises contained in the Agreement and in this General Release, you (on behalf of yourself and your heirs, administrators, representatives, executors, successors and assigns) hereby knowingly and voluntarily release and discharge, to the fullest extent permitted by law, the Company and its predecessors, successors and assigns, its and their respective direct or indirect parents, subsidiaries and affiliated entities, and, with respect to each and all of the foregoing entities (including the Company), all of its and their respective present and former officers, directors, employees, agents, attorneys, members, owners, shareholders, partners, members, representatives, trustees, employee benefit plans and administrators or fiduciaries of such plans (all of the foregoing, including the Company, collectively referred to as “Released Parties”), each individually and in their representative capacities, of and from any and all actions, agreements, claims, damages, expenses (including attorney’s fees and costs), judgments, liabilities, obligations or suits of any kind whatsoever, in law, equity or otherwise, in any jurisdiction, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which you had, have or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that you sign this General Release, (collectively, “Claims”), including but not limited to Claims arising out of or in any way relating to:

•	your services as an employee, consultant, officer or director of the Company and/or its predecessors, successors and assigns, and its and their respective direct or indirect parents, subsidiaries and affiliated entities, on or prior to the date that you execute this General Release (except as provided or contemplated in the Agreement);

•	any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of your employment (except as provided or contemplated in the Agreement);

•	any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974 (except as to any vested benefits under the Company’s ERISA-covered employee benefit plans, if any); Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; Chapter 21 of the Texas Labor Code; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.

Except as provided in the Agreement, you agree that you have entered into this General Release as a compromise and in full and final settlement of all Claims, if any, that you have, had or may have against any and all of the Released Parties up to and including the date that you sign this General Release. Except as provided in the Agreement, you also agree that, although you may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which you now know or believe to be true, you intend to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that you sign this General Release.

(b) Notwithstanding the foregoing, “Claims” does not include (i) claims to enforce the terms of this General Release, (ii) claims that arise after the date that you sign this General Release, (iii) claims that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation), (iv) any indemnification rights you may have, if any, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company, and/or (v) claims arising under the Agreement.

(c) You represent that you have not assigned or transferred your rights with respect to any Claims and that you have not filed, directly or indirectly any legal proceeding against any Released Parties relating to any Claims. If you commence (or commenced) or participate in any action or proceeding (including as a member of a class of persons) relating to any Claims, this General Release shall be a complete defense in such action or proceeding with respect to such Claims and, to the maximum extent permitted by law, you (and your heirs, administrators, executors, representatives, successors and assigns) will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) in connection with such Claims.

3. Covenants. You acknowledge and agree that you continue to be bound by the terms and covenants set forth in Exhibit C to the Agreement, which will continue to remain in full force and effect for the periods set forth therein.

4. Entire Agreement; Severability. (a) Upon its effectiveness, this General Release and the Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. You acknowledge that no promises or representations, oral or written, have been made relating to the subject matter hereof, and that you have not relied on any other promises or representations in signing this General Release. This General Release may be modified only in a document signed by you and the Company and referring specifically hereto, and no handwritten changes to this General Release will be binding unless initialed by you and the Company.

(b) If any portion of this General Release is held to be unenforceable by any court of competent jurisdiction for any reason, the parties intend that such portion be modified to the minimum extent necessary to make it enforceable. If any such portion (other than the general release provisions contained in Section 2(a) hereof) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this General Release in full force and effect.

5. Governing Law; Exclusive Jurisdiction. This General Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its rules regarding conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the state or federal courts located in the State of Texas, County of Travis for all disputes between the parties arising out of or relating to this General Release, and hereby waive, and agree not to assert, any defense in any action, suit or proceeding arising out of or relating to this General Release, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this General Release may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS RESPECTIVE AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR IN ANY WAY RELATING TO THIS GENERAL RELEASE.

6. Miscellaneous; Breach. (a) This General Release shall be binding upon and inure to the benefit of (i) the Released Parties, including the successors and assigns of the Released Parties, all of which are intended third-party beneficiaries, and (ii) you and your heirs, executors, administrators, representatives, successors and assigns (but, in any event, this General Release is not assignable by you and any purported assignment by you shall be null and void). This General Release is not an admission of liability or wrongdoing by you or any of the Released Parties, and such wrongdoing or liability is expressly denied. This General Release may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy of any party’s executed counterpart of this General Release will be deemed to be an executed original thereof. All payments and benefits provided hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(b) In the event of a breach (or threatened breach) by you, you agree that the Released Parties (i) would have no adequate remedy at law and would be irreparably harmed and (ii) shall therefore be entitled to injunctive relief (without proving actual damages or posting a bond or other security), both preliminary and permanent, enjoining such breach (or threatened breach). Such remedies shall be in addition to all other remedies available at law or in equity.

7. Review/Revocation. You acknowledge that you have been given at least 21 days from your receipt of this General Release to consider its meaning and effect and to determine whether you wish to sign it. If you sign this General Release before the 21 days are over, you agree that you are voluntarily waiving the rest of the 21 days without any encouragement or pressure from any of the Released Parties to do so. You also agree that any mutual modifications to this General Release, whether material or immaterial, will not restart the 21-day period. UPON ITS EFFECTIVENESS, THIS GENERAL RELEASE WILL BE A LEGAL AND BINDING CONTRACT. AS SUCH, YOU ARE AND HAVE BEEN ENCOURAGED TO CONSULT WITH AN ATTORNEY OF YOUR CHOOSING (AT YOUR OWN EXPENSE) BEFORE SIGNING THIS GENERAL RELEASE. Once you sign this General Release, you may change your mind and revoke your acceptance of this General Release but only within seven (7) days after the date that you signed it. In order to do so, any revocation must be in writing and sent to Zimmer Biomet Holdings, Inc. by overnight mail, signature required, within the seven (7) days after the date that you signed this General Release. This General Release shall not become effective until after the expiration of the revocation period described in this paragraph. If you do not revoke this General Release within the seven (7) day period, this General Release will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which you signed this General Release.

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BY SIGNING THIS GENERAL RELEASE, YOU AGREE THAT YOU HAVE READ IT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS AND EFFECTS, INCLUDING THAT YOU ARE PROVIDING A COMPLETE RELEASE OF ALL “CLAIMS,” WHETHER KNOWN OR UNKNOWN, UP TO AND INCLUDING THE DATE THAT YOU SIGN THIS GENERAL RELEASE. YOU ACKNOWLEDGE THAT YOU HAVE HAD AMPLE TIME TO REVIEW THIS GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY (IF YOU SO CHOSE) AND THAT YOU ARE SIGNING IT KNOWINGLY AND VOLUNTARILY. YOU ALSO ACKNOWLEDGE THAT THE “TRANSACTION BONUS” IS GREATER THAN ANY PAYMENTS OR BENEFITS TO WHICH YOU MAY OTHERWISE BE ENTITLED IF YOU DID NOT SIGN THIS GENERAL RELEASE.

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For the right to receive the Transaction Bonus in accordance with the terms of the Agreement and the mutual promises contained in the Agreement and in this General Release, you must (i) sign and date this General Release where indicated below, (ii) return the signed General Release to Zimmer Biomet Holdings, Inc. on or before [            ,] 20            and (iii) not revoke this General Release within the time period set forth in Section 7 above. If you do not sign and return this General Release on or before such date (or if you revoke it as set forth above), you will not be eligible to receive the Transaction Bonus.

Zimmer Biomet Holdings, Inc.:		Christophe Lavigne:

By:
	Name:	Print Name:
Title:

Date:		Date:

EXHIBIT B

GENERAL RELEASE

Reference is hereby made to the employment agreement, dated as of June 6, 2016, between Zimmer Biomet Holdings, Inc. (the “Company”) and Christophe Lavigne (“you” or “your”) (the “Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to the Agreement, in consideration of the right to receive the rights and benefits under the Agreement (but not including the accrued amounts payable to you through the date of your termination of employment) (the “Consideration”), in accordance with the terms of the Agreement, you must sign, return and not revoke this general release of claims (this “General Release”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, you and the Company hereby agree as follows:

1. General Release.

(a) In consideration for the right to receive the Consideration in accordance with the terms of the Agreement and the mutual promises contained in the Agreement and in this General Release, you (on behalf of yourself and your heirs, administrators, representatives, executors, successors and assigns) hereby knowingly and voluntarily release and discharge, to the fullest extent permitted by law, the Company and its predecessors, successors and assigns, its and their respective direct or indirect parents, subsidiaries and affiliated entities, and, with respect to each and all of the foregoing entities (including the Company), all of its and their respective present and former officers, directors, employees, agents, attorneys, members, owners, shareholders, partners, members, representatives, trustees, employee benefit plans and administrators or fiduciaries of such plans (all of the foregoing, including the Company, collectively referred to as “Released Parties”), each individually and in their representative capacities, of and from any and all actions, agreements, claims, damages, expenses (including attorney’s fees and costs), judgments, liabilities, obligations or suits of any kind whatsoever, in law, equity or otherwise, in any jurisdiction, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which you had, have or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that you sign this General Release, (collectively, “Claims”), including but not limited to Claims arising out of or in any way relating to:

•	your services as an employee, consultant, officer or director of the Company and/or its predecessors, successors and assigns, and its and their respective direct or indirect parents, subsidiaries and affiliated entities, on or prior to the date that you execute this General Release;

•	the Agreement and the termination thereof, any other employment agreement and any compensation, benefits and/or equity interests of any kind in connection with your employment

•	any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of your employment;

•	any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974 (except as to any vested benefits under the Company’s ERISA-covered employee benefit plans, if any); Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; Chapter 21 of the Texas Labor Code; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.

You agree that you have entered into this General Release as a compromise and in full and final settlement of all Claims, if any, that you have, had or may have against any and all of the Released Parties up to and including the date that you sign this General Release. You also agree that, although you may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which you now know or believe to be true, you intend to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that you sign this General Release.

(b) Notwithstanding the foregoing, “Claims” does not include (i) claims to enforce the terms of this General Release, (ii) claims that arise after the date that you sign this General Release, (iii) claims that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation), and/or (iv) any indemnification rights you may have, if any, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company.

(c) You represent that you have not assigned or transferred your rights with respect to any Claims and that you have not filed, directly or indirectly any legal proceeding against any Released Parties relating to any Claims. If you commence (or commenced) or participate in any action or proceeding (including as a member of a class of persons) relating to any Claims, this General Release shall be a complete defense in such action or proceeding with respect to such Claims and, to the maximum extent permitted by law, you (and your heirs, administrators, executors, representatives, successors and assigns) will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) in connection with such Claims.

2. Covenants. You acknowledge and agree that you continue to be bound by the terms and covenants set forth in Exhibit C to the Agreement, which will continue to remain in full force and effect for the periods set forth therein.

3. Entire Agreement; Severability. (a) Upon its effectiveness, this General Release, and the Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. You acknowledge that no promises or representations, oral or written, have been made relating to the subject matter hereof, and that you have not relied on any other promises or representations in signing this General Release. This General Release may be modified only in a document signed by you and the Company and referring specifically hereto, and no handwritten changes to this General Release will be binding unless initialed by you and the Company.

(b) If any portion of this General Release is held to be unenforceable by any court of competent jurisdiction for any reason, the parties intend that such portion be modified to the minimum extent necessary to make it enforceable. If any such portion (other than the general release provisions contained in Section 1(a) hereof) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this General Release in full force and effect.

4. Governing Law; Exclusive Jurisdiction. This General Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its rules regarding conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the state or federal courts located in the State of Texas, County of Travis for all disputes between the parties arising out of or relating to this General Release, and hereby waive, and agree not to assert, any defense in any action, suit or proceeding arising out of or relating to this General Release, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this General Release may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS RESPECTIVE AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR IN ANY WAY RELATING TO THIS GENERAL RELEASE.

5. Miscellaneous; Breach. (a) This General Release shall be binding upon and inure to the benefit of (i) the Released Parties, including the successors and assigns of the Released Parties, all of which are intended third-party beneficiaries, and (ii) you and your heirs, executors, administrators, representatives, successors and assigns (but, in any event, this General Release is not assignable by you and any purported assignment by you shall be null and void). This General Release is not an admission of liability or wrongdoing by you or any of the Released Parties, and such wrongdoing or liability is expressly denied. This General Release may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy of any party’s executed counterpart of this General Release will be deemed to be an executed original thereof. All payments and benefits provided hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(b) In the event of a breach (or threatened breach) by you, you agree that the Released Parties (i) would have no adequate remedy at law and would be irreparably harmed and (ii) shall therefore be entitled to injunctive relief (without proving actual damages or posting a bond or other security), both preliminary and permanent, enjoining such breach (or threatened breach). Such remedies shall be in addition to all other remedies available at law or in equity.

6. Review/Revocation. You acknowledge that you have been given at least 21 days from your receipt of this General Release to consider its meaning and effect and to determine whether you wish to sign it. If you sign this General Release before the 21 days are over, you agree that you are voluntarily waiving the rest of the 21 days without any encouragement or pressure from any of the Released Parties to do so. You also agree that any mutual modifications to this General Release, whether material or immaterial, will not restart the 21-day period. UPON ITS EFFECTIVENESS, THIS GENERAL RELEASE WILL BE A LEGAL AND BINDING CONTRACT. AS SUCH, YOU ARE AND HAVE BEEN ENCOURAGED TO CONSULT WITH AN ATTORNEY OF YOUR CHOOSING (AT YOUR OWN EXPENSE) BEFORE SIGNING THIS GENERAL RELEASE. Once you sign this General Release, you may change your mind and revoke your acceptance of this General Release but only within seven (7) days after the date that you signed it. In order to do so, any revocation must be in writing and sent to Zimmer Biomet Holdings, Inc. by overnight mail, signature required, within the seven (7)

days after the date that you signed this General Release. This General Release shall not become effective until after the expiration of the revocation period described in this paragraph. If you do not revoke this General Release within the seven (7) day period, this General Release will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which you signed this General Release.

*    *    *

BY SIGNING THIS GENERAL RELEASE, YOU AGREE THAT YOU HAVE READ IT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS AND EFFECTS, INCLUDING THAT YOU ARE PROVIDING A COMPLETE RELEASE OF ALL “CLAIMS,” WHETHER KNOWN OR UNKNOWN, UP TO AND INCLUDING THE DATE THAT YOU SIGN THIS GENERAL RELEASE. YOU ACKNOWLEDGE THAT YOU HAVE HAD AMPLE TIME TO REVIEW THIS GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY (IF YOU SO CHOSE) AND THAT YOU ARE SIGNING IT KNOWINGLY AND VOLUNTARILY. YOU ALSO ACKNOWLEDGE THAT THE “CONSIDERATION” IS GREATER THAN ANY PAYMENTS OR BENEFITS TO WHICH YOU MAY OTHERWISE BE ENTITLED IF YOU DID NOT SIGN THIS GENERAL RELEASE.

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For the right to receive the Consideration and in accordance with the terms of the Agreement and the mutual promises contained in the Agreement and in this General Release, you must (i) sign and date this General Release where indicated below, (ii) return the signed General Release to Zimmer Biomet Holdings, Inc. on or before [            ,] 20            and (iii) not revoke this General Release within the time period set forth in Section 6 above.

Zimmer Biomet Holdings, Inc.:		Christophe Lavigne:

By:
	Name:	Print Name:
Title:

Date:		Date:

EXHIBIT C

CONFIDENTIALITY, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made by and between Zimmer Biomet Holdings, Inc., a corporation having its principal headquarters in Warsaw, Indiana, and Christophe Lavigne (“Employee”).

Recitals

A. For purposes of this Agreement, the term “Company” means Zimmer Biomet Holdings, Inc., Zimmer, Inc., Zimmer US, Inc. and/or any or each of their affiliates, parents, or direct or indirect subsidiaries (including but not limited to Biomet, Inc. and its affiliates, parents or direct or indirect subsidiaries), as well as any successor-in-interest to Zimmer Biomet Holdings, Inc., Zimmer, Inc., Zimmer US, Inc. and/or to any of their direct or indirect subsidiaries, affiliates, or parents.

B. Employee is being employed by Company in an executive and/or high-level managerial capacity in which Employee will have extensive access to trade secrets and confidential information of Company, and/or is being offered certain equity incentives pursuant to an employment agreement between the Company and Employee, dated June6, 2016 (the “Employment Agreement”).

C. Company has offered Employee employment and equity incentives contingent upon Employee’s entering into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree to be legally bound as follows:

1. Acknowledgements. Employee acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopedic- and musculoskeletal-related medical and surgical devices, products, and services, including but not limited to hip, knee, trauma, extremities, dental rehabilitation, spine, microfixation, bone healing, bone cement, surgical, sports medicine, and/or biologics devices, products, processes and services, and that Employee will serve in an executive and/or high-level managerial capacity for Company and in that capacity Employee will have access to and will gain knowledge of substantial trade secrets and confidential information of Company.

2. Non-Disclosure and Ownership of Confidential Information. Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Company, and solely the property of Company, and agrees to the following:

(a) Confidential Information Defined. The term “Confidential Information” includes, but is not limited to, any and all of Company’s trade secrets, confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods, and research and development information; confidential business methods and processes; business plans and strategies; marketing plans and strategies; non-public financial information including budgets, sales data, sales forecasts, sales quotas, and information regarding profits or losses; office optimization and logistics information; information pertaining to current and prospective customers; information pertaining to distributors and sales structures; pricing information; discount schedules; costing information; personnel information; compensation structure, schedules and plans; and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services for Company.

(b) Non-Disclosure of Confidential Information. During Employee’s employment or consultancy with Company and thereafter, Employee will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than( i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; (ii) for authorized purposes during the course of Employee’s employment in furtherance of Company’s business; and/or (iii) as specifically allowed or required under applicable law. Employee’s non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Employee.

(c) Protection of Confidential Information. Employee will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use Employee’s best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information. Notwithstanding the above requirements, nothing in this Agreement shall restrict Employee’s right to make disclosures specifically allowed or required under applicable law.

3. Ownership of Intellectual Property.

(a) Invention Defined. The term “Invention” includes, but is not limited to ideas, programs, processes, systems, intellectual property, works of authorship, copyrightable materials, discoveries, and/or improvements which Employee discovers, invents, originates, develops, makes, authors, or conceives alone or in conjunction with others during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Company’s present or future business. An Invention is covered by this Agreement regardless of whether (i) Employee conceived of the Invention in the scope of Employee’s employment; (ii) the Invention is patentable; or (iii) Company takes any action to commercialize or develop the Invention.

(b) Ownership of Inventions. Inventions are solely the property of Company. Employee agrees that by operation of law and/or the effect of this Agreement Employee does not have any rights, title, or interest in any Inventions. Notwithstanding, Employee may be recognized as the inventor of an Invention without retaining any other rights associated therewith.

(c) Disclosure and Assignment of Inventions. Employee hereby assigns to Company all right, title and interest Employee may have in any Inventions that are discovered, invented, originated, developed, made, authored, or conceived by Employee (whether alone or with others) during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Company’s present or future business. Employee agrees to: (i) promptly disclose all such Inventions in writing to Company; (ii) keep complete and accurate records of all such Inventions, which records shall be Company property and shall be retained on Company premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of Company to establish and preserve Company’s property rights in all such Inventions. This section shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of Company, or (b) to Company’s actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Employee for Company.

(d) Works of Authorship. All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression made or created by Employee, solely or jointly with others, during Employee’s employment with Company and relating to Company’s business, actual or contemplated, shall be the exclusive property of Company (collectively “Works”). Company will have the exclusive right to copyright such Works. Employee agrees that if any Work created while employed by Company, whether or not created at the direction of Company, is copyrightable, such Work will be a “work made for hire,” as that term is defined in the copyright laws of the United States. If, for any reason, any copyrightable Works created by Employee are excluded from that definition, Employee hereby assigns and conveys to Company all right, title and interest (including any copyright and renewals) in such Works.

(e) Attribution and Use of Works and Inventions; Waiver of Assertion of “Moral” Rights in Inventions and Works. Employee agrees that Company and its licensees are not required to designate Employee as author, inventor or developer of any Works or Inventions when distributed or otherwise. Employee hereby waives, and agrees not to assert, any “moral” rights in any Inventions and Works. Employee agrees that Company and its licensees shall have sole discretion with regard to how and for what purposes any Inventions or Works are used or distributed.

(f) Employee Cooperation in Establishment of Company Proprietary Rights. Employee will sign documents of assignment, declarations and other documents and take all other actions reasonably required by Company, at Company’s expense, to perfect and enforce any of its proprietary rights. In the event Company is unable, for any reason whatsoever, to secure Employee’s signature to any lawful or necessary documents required to apply for, prosecute, perfect, or assign any United States or foreign application for Letters Patent, trademark, copyright registration, or other filing to protect any Invention or Work, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf, to execute and file any such application, registration or other filing, and to do all other lawfully permitted acts to further the prosecution, issuance or assignment of Letters Patent or other protections on such Inventions, or registrations for trademark or copyright or other protections on such Works, with the same force and effect as if executed by Employee.

4. Return of Confidential Information and Company Property. Immediately upon termination of Employee’s employment with Company, Employee shall return to Company all of Company’s property relating to Company’s business, including without limitation all of Company’s property which is in the possession, custody, or control of Employee such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files, and equipment (e.g., computers and mobile phones).

5. Obligations to Other Entities or Persons. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Employee from disclosing or using any of Employee’s ideas, inventions, discoveries or other information or otherwise fulfilling Employee’s obligations to Company. While employed by Company, Employee shall not disclose or use any confidential information belonging to another entity or other person.

6. Conflict of Interest and Duty of Loyalty. During Employee’s employment with Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that (i) is competitive with Company’s business; (ii) deprives or potentially could deprive Company of any business opportunity within the Company’s business; (iii) conflicts or potentially could conflict with Company’s business interests; or (iv) is otherwise detrimental to Company, including but not limited to preparations to engage in any of the foregoing activities.

7. Restrictive Covenants. Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions:

(a) Definitions.

(1) “Competing Product” is defined as any implant, device, or medical product(s), service(s), instrument(s) or supplies that is or are the same as, related to, or similar to any product, process or service that Zimmer Biomet Spine business unit (“Zimmer Spine”) is researching, developing, manufacturing, distributing, selling and/or providing at the time of Employee’s separation from employment with Company (including, but not limited to, any product or service Zimmer Spine is researching, developing, manufacturing, distributing, selling and/or providing at the time of Employee’s separation from employment with Company).

(2) “Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products and is in competition with Zimmer Spine. A Competing Organization is diversified if it operates multiple, independently operating business divisions, units, lines or segments some of which do not research, develop, manufacture, market, distribute and/or sell any Competing Products.

(3) “Prohibited Capacity” is defined as (a) any same or similar capacity to that held by Employee at any time during Employee’s last two (2) years of employment with Company; (b) any executive or managerial capacity; or (c) any capacity in which Employee’s knowledge of Confidential Information and/or Inventions would render Employee’s assistance to a Competing Organization a competitive advantage.

(4) “Restricted Geographic Area” is defined as all countries, territories, parishes, municipalities and states in which Zimmer Spine is doing business or is selling its products at the time of termination of Employee’s employment with Company, including but not limited to every parish and municipality in the state of Louisiana. Employee acknowledges that this geographic scope is reasonable given Employee’s position with Company, the international scope of Zimmer Spine’s business; and the fact that Employee could compete with Zimmer Spine from anywhere Zimmer Spine does business.

(5) “Restricted Period” is defined as the date Employee executes this Agreement, continuing through the twelve (12) months after the later of the Employee’s last day of employment or service as a consultant with Company unless otherwise extended by Employee’s breach of this Agreement. The running time on the Restricted Period shall be suspended during any period in which Employee is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.

(6) “Customer” is defined as any person or entity with respect to whom, as of the date of Employee’s separation from Company employment or at any time during the two years prior to such separation, Company sold or provided any products and/or services.

(7) “Active Prospect” is defined as any person or entity that Zimmer Spine individually and specifically marketed to and/or held discussions with regarding the distribution and/or sale of any of Zimmer Spine products, processes or services at any time during the last six (6) months of Employee’s employment with Company.

(b) Restrictive Covenants. During the Restricted Period, Employee agrees to be bound by each of the following independent and divisible restrictions:

(1) Covenant Not to Compete.

(A) Employee will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.

(B) Employee may be employed by, work for, consult with, provide services to, or lend assistance to a Competing Organization provided that: (i) the Competing Organization’s business is diversified; (ii) the part of the Competing Organization’s business with which Employee will be affiliated would not, evaluated on a stand-alone basis, be a Competing Organization; (iii) Employee’s affiliation with the Competing Organization does not involve any Competing Products; (iv) Employee provides Company a written description of Employee’s anticipated activities on behalf of the Competing Organization which includes, without limitation, an assurance satisfactory to Company that Employee’s affiliation with the Competing Organization does not constitute a Prohibited Capacity; and (v) Employee’s affiliation with the Competing Organization does not constitute a competitive disadvantage to Company.

(2) Covenant Not to Solicit Customers or Active Prospects. Employee will not, directly or indirectly, (i) provide, sell, or market; (ii) assist in the provision, selling or marketing of; or (iii) attempt to provide, sell or market any Competing Products to any of Company’s Customers or Active Prospects located in the Restricted Geographic Area.

(3) Covenant Not to Interfere With Business Relationships. Employee will not, within the Restricted Geographic Area, urge, induce or seek to induce any of Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom Company has a business relationship at the time of Employee’s separation from Company employment to terminate its or their relationship with, or representation of, Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, Company.

(4) Covenant Not to Solicit Company Employees. Employee will not, within the Restricted Geographic Area, employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any individual employed by Company at the time of Employee’s separation from Company employment, or otherwise directly or indirectly induce or entice any such employee to leave his/her employment with Company to work for, consult with, provide services to, or lend assistance to any Competing Organization.

(5) Covenant Not to Disparage Company. Employee will not make or publish any disparaging or derogatory statements about Company; about Company’s products, processes, or services; or about Company’s past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business or other practices; provided, however, nothing herein shall prohibit Employee from providing any information as may be compelled by law or legal process. In exchange, the Company will instruct its directors, officers and applicable key employees to not make or publish any such disparaging or derogatory statements about Employee.

8. Reasonableness of Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement restrict Employee from engaging in activities for a competitive purpose and are reasonably necessary to protect Company’s legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area. Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose any hardship on Employee and that Employee will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.

9. Severability, Modification of Restrictions: The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, temporal duration, scope of prohibited activity, and/or scope of geographic area, Company and Employee acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed to have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.

10. Remedies. Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company and that money damages will not be adequate relief for such injury. Accordingly, Employee agrees that Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to continue to enforce this Agreement and recover from Employee all litigation costs and attorneys’ fees incurred by Company in any action or proceeding relating to this Agreement in which Company prevails in any respect, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.

11. Survival of Obligations. Employee acknowledges and agrees that Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and non-competition obligations, shall survive the termination of Employee’s employment with Company, whether such termination is with or without cause and whether it is voluntary or involuntary. Employee acknowledges and agrees that nothing in this Agreement alters the at-will nature of Employee’s employment and that either Company or Employee may terminate the employment relationship at any time, with or without cause or notice. Employee further acknowledges and agrees that: (a) Employee’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 2 and 7 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company shall be held sufficient to excuse or terminate Employee’s obligations or to preclude Company from obtaining injunctive relief or other remedies for Employee’s violation or threatened violation of such covenants, and (b) the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to Company’s enforcement of Employee’s obligations under Sections 2 and 7 of this Agreement.

12. Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, notwithstanding any state’s choice-of-law rules to the contrary. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before the federal courts in Travis County, Texas, if jurisdiction permits, or otherwise before any appropriate state court located in Travis County, Texas. The parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts. Language translations aside, the English version shall govern.

13. Enforcement. The parties agree that Zimmer Biomet Holdings, Inc. , Zimmer US, Inc. and/or any or each of their affiliates, parents, or direct or indirect subsidiaries (including but not limited to Biomet, Inc. and its direct or indirect subsidiaries), as well as any successor-in-interest to Zimmer, Inc., Zimmer US, Inc. and/or to any of their direct or indirect subsidiaries, affiliates, or parents are express and intended parties to and beneficiaries to this Agreement, with full rights to enforce this Agreement independently or in conjunction with each other.

14. Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee. The services to be provided by Employee to Company are personal to Employee, and Employee shall not have the right to assign Employee’s duties under this Agreement.

15. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of Company.

16. No Waiver. The failure of Company to insist in any one or more instances upon performance of any provision of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement.

18. Entire Agreement. This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein. Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.

19. Exclusions. The following activities and rights are not subject to Section 7(b)(1) and Section 3 of this Agreement:

(a) Any activities or intellectual property rights associated with service as a member of the Board of Directors of Alafair Biosciences but only for so long as such entity is not and does not become a Competing Organization.

(b) Any activities or intellectual property rights associated activities in connection with or relating to the management and ownership of Smartouf Records LLC but only for so long as such entity is not and does not become a Competing Organization.

Employee’s signature below indicates that Employee has read the entire Agreement, understands what Employee is signing, and is signing the Agreement voluntarily. Employee agrees that Company advised Employee to consult with an attorney prior to signing the Agreement.

“EMPLOYEE”

(Employee Signature)
Printed Name:
Date:

“COMPANY”

By:
Printed Name:
Title:
Date:

(Type/Print Employee’s Name)

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